For Immediate Release May 21, 2007	Contact: Donna Pullen Phone: 803-765-4558

Alton C. Phillips Joins The Board Of
SCBT Financial Corporation

COLUMBIA, SC - Robert R. Hill, Jr., CEO, SCBT Financial Corporation announced today that Alton C. Phillips has joined SCBT's board of directors.

Phillips is the president of Carolina Eastern, Inc., a Charleston based company that markets and distributes fertilizers, chemicals and seed.

"We are excited to have Al join our board. His background and experience will be invaluable as we continue expanding our franchise in South Carolina," said Robert R. Horger, chairman of the board, SCBT Financial Corporation. Hill added, "Al brings to the board important business experience as head of a well-established company with numerous facilities in multiple states. Additionally, he adds representation from Charleston, an important market where we are committed to building a substantial banking presence."

A native of Charleston, Phillips graduated from Porter-Gaud High School. He earned a Bachelor of Science degree in Industrial Management from Clemson University and an MBA from the University of North Carolina at Chapel Hill.

Phillips serves on the board of Porter-Gaud School and is the immediate past Senior Warden of St. Phillip's Episcopal Church in Charleston, where he also teaches 7th grade Confirmation Class. In addition, he serves on the Palmetto Agri-Business Council and has a partnership interest in various baseball clubs, including the Charleston Riverdogs.

Phillips and his wife Kathryn Pearce Phillips reside in Charleston with their four children.

South Carolina Bank and Trust, the 4th largest bank headquartered in South Carolina, is a subsidiary of SCBT Financial Corporation (NASDAQ: SCBT). Serving the financial needs of South Carolinians for over 72 years, SCBT Financial Corporation operates 45 financial centers in 16 South Carolina counties and has assets exceeding $2.2 billion. Visit South Carolina Bank and Trust at www.SCBTonline.com.

###